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                                                                    EXHIBIT 99.2

RISK FACTORS RELATING TO THE COMPANY

         High Leverage and Significant Financing Needs. Continental has a higher proportion of debt compared to its equity capital than some of its principal competitors. In addition, Continental has less cash resources than some of its principal competitors. A majority of Continental's property and equipment is subject to liens securing indebtedness. Accordingly, Continental may be less able than some of its competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

         As of December 31, 2000, Continental had approximately $3.7 billion (including current maturities) of long-term debt and capital lease obligations and approximately $1.9 billion of Continental-obligated mandatorily redeemable preferred securities of trust, redeemable common stock and common stockholders' equity. Also at December 31, 2000, Continental had $1.4 billion in cash and cash equivalents and short-term investments.

         Continental has substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2000, Continental had agreed to acquire or lease a total of 86 additional Boeing jet aircraft through 2005. The Company anticipates taking delivery of 35 Boeing jet aircraft in 2001. Continental also has options for an additional 105 aircraft (exercisable subject to certain conditions). The estimated aggregate cost of the Company's firm commitments for Boeing aircraft is approximately $4 billion. Continental currently plans to finance its new Boeing aircraft with a combination of enhanced pass through trust certificates, lease equity and other third-party financing, subject to availability and market conditions. As of December 31, 2000, Continental had approximately $890 million in financing arranged for such Boeing deliveries. Continental also has commitments or letters of intent for backstop financing for approximately 23% of the anticipated remaining acquisition cost of future Boeing deliveries. In addition, at December 31, 2000, Continental had firm commitments to purchase 26 spare engines related to the new Boeing aircraft for approximately $158 million, which will be deliverable through March 2005.

         As of December 31, 2000, Continental Express, Inc. ("Express"), a wholly owned subsidiary of the Company, had firm commitments for 178 Embraer regional jets with options for an additional 100 Embraer regional jets exercisable through 2007. Express anticipates taking delivery of 41 regional jets in 2001. The estimated cost of the Company's firm commitments for Embraer regional jets is approximately $3 billion. Neither Express nor Continental will have any obligation to take any such firm Embraer aircraft that are not financed by a third party and leased to Continental.

         For 2000, cash expenditures under operating leases relating to aircraft approximated $864 million, compared to $758 million for 1999, and approximated $353 million relating to facilities and other rentals compared to $328 million in 1999. Continental expects that its operating lease expenses for 2001 will increase over 2000 amounts.
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         Additional financing will be needed to satisfy the Company's capital commitments. Continental cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments.

         Continental's Historical Operating Results. Continental has recorded positive net income in each of the last six years. However, Continental experienced significant operating losses in the previous eight years. Historically, the financial results of the U.S. airline industry have been cyclical. Continental cannot predict whether current industry conditions will continue.

         Significant Cost of Aircraft Fuel. Fuel costs constitute a significant portion of Continental's operating expense. Fuel costs were approximately 15.6% of operating expenses for the year ended December 31, 2000 and 9.7% for the year ended December 31, 1999 (excluding fleet disposition/impairment losses). Fuel prices and supplies are influenced significantly by international political and economic circumstances. Continental enters into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. The Company's fuel hedging strategy could result in the Company not fully benefiting from certain fuel price declines. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices or reduction of scheduled airline service could result. Significant changes in fuel costs or continuation of high current jet fuel prices would materially affect Continental's operating results.

         Labor Costs. Labor costs constitute a significant percentage of the Company's total operating costs, and the Company experiences competitive pressure to increase wages and benefits. In July 2000, the Company completed a three-year program bringing all employees to industry standard wages and also announced and began to implement a phased plan to bring employee benefits to industry standard levels by 2003. The plan provides for increases in vacation, paid holidays, increased 401(k) Company matching contributions and additional past service retirement credit for most senior employees.

         Certain Tax Matters. At December 31, 2000, Continental had estimated net operating loss carryforwards ("NOLs") of $1 billion for federal income tax purposes that will expire through 2021 and federal investment tax credit carryforwards of $45 million that will expire through 2001. Due to an ownership change of Continental on April 27, 1993, the ultimate utilization of Continental's NOLs and investment tax credits may be limited, as described below. Reflecting this limitation, Continental had a valuation allowance of $263 million at December 31, 2000.

         Continental had, as of December 31, 2000, deferred tax assets aggregating $677 million, including $366 million related to NOLs. The Company has consummated several transactions that resulted in the recognition of NOLs of the Company's predecessor. To the extent the Company were to determine in the future that additional NOLs of the Company's predecessor could be recognized in the accompanying consolidated financial statements, such benefit would reduce the value ascribed to routes, gates and slots.

         Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an

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ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change occurred, utilization of Continental's NOLs would be subject to an annual limitation under
Section 382 determined by multiplying the value of Continental's stock at the time of the ownership change by the applicable long-term tax-exempt rate (which was 5.39% for December 2000). Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by Continental at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's annual NOL utilization would be limited to approximately $174 million per year other than through the recognition of future built-in gain transactions.

         In November 1998, Northwest Airlines, Inc. completed its acquisition of certain equity of the Company previously held by Air Partners, L.P. and its affiliates, together with certain Class A common stock of the Company held by other investors, totaling 8,661,224 shares of the Class A common stock (the "Air Partners Transaction"). The Company does not believe that the Air Partners Transaction resulted in an ownership change for purposes of Section 382.

         On January 22, 2001, Continental repurchased 6,685,279 shares of Continental Class A common stock from Northwest Airlines Corporation and an affiliate. In addition, each issued share of Continental Class A common stock was reclassified into 1.32 shares of Class B common stock in a nontaxable transaction. The Company does not believe that these transactions resulted in an ownership change for purposes of Section 382.

         Continental Micronesia's Dependence on the Japanese Economy; Currency Risk. Because the majority of the traffic of Continental Micronesia, Inc. ("CMI"), a wholly owned subsidiary of the Company, originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. To reduce the potential negative impact on CMI's earnings, the Company has entered into forward contracts as a hedge against a portion of its expected net yen cash flow position. As of December 31, 2000, the Company had hedged approximately 75% of 2001 projected yen-denominated net cash flows at a rate of 99 yen to $1 US.

RISKS FACTORS RELATING TO THE AIRLINE INDUSTRY

         Competition and Industry Conditions. The airline industry is highly competitive and susceptible to price discounting. Carriers have used discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of Continental's competitors have substantially greater financial resources or lower cost structures than Continental.

         Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both internationally and domestically), international events, airline capacity and pricing actions taken by carriers. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. In the last several years, the U.S. economy
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has improved and excessive price discounting has abated. Continental cannot predict the extent to which these industry conditions will continue.

         In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code-sharing", frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on its segment of flights connecting with its alliance partners. Continental's alliance with Northwest Airlines, Inc. is an example of such an arrangement, and Continental has existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than Continental's. Continental cannot predict the extent to which it will benefit from its alliances or be disadvantaged by competing alliances.

         In recent years, and particularly since its deregulation in 1978, the U.S. airline industry has also undergone substantial consolidation, and it may in the future undergo additional consolidation. For example, in May 2000, United Air Lines, Inc., the nation's largest commercial airline, announced its agreement to acquire US Airways, Inc. ("US Airways"), the nation's sixth largest commercial airline, subject to regulatory approvals and other conditions. In addition, in January 2001, American Airlines, Inc. announced agreements to acquire the majority of Trans World Airlines, Inc.'s assets and some of US Airways' assets, subject to regulatory approvals and other conditions. Continental routinely monitors changes in the competitive landscape and engages in analysis and discussions regarding its strategic position, including alliances and business combination transactions. Continental has had, and anticipates it will continue to have, discussions with third parties regarding strategic alternatives. The impact on Continental of the pending transactions and any additional consolidation within the U.S. airline industry cannot be predicted at this time.

         Regulatory Matters. Airlines are subject to extensive regulatory and legal compliance requirements that engender significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required significant expenditures. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. Continental expects to continue incurring expenses in complying with the FAA's regulations.

         Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For instance, "passenger bill of rights" legislation has been introduced in Congress that would, among other things, require the payment of compensation to passengers as a result of certain delays, and limit the ability of carriers to prohibit or restrict usage of certain tickets in manners currently prohibited or restricted. The DOT has proposed rules that would significantly limit major carriers' ability to compete with new entrant carriers. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. Restrictions on the ownership and
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transfer of airline routes and takeoff and landing slots have also been proposed. See "Industry Regulation and Airport Access" above. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. Continental cannot provide assurance that laws or regulations enacted in the future will not adversely affect it.

         Seasonal Nature of Airline Business; Other. Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Continental's results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal, including the extent and nature of competition from other airlines, fare wars, excise and similar taxes, changing levels of operations, fuel prices, weather, air traffic control delays, foreign currency exchange rates and general economic conditions.